SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                                 NAVISITE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   63935M109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 13, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.63935M109                  13G                        Page 2 of 7 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS.  Hewlett-Packard Company
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   94-1081436

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          35,217,048
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            35,217,048
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,217,048 shares of Common Stock, par value $.01 per share

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________

CUSIP No.63935M109                  13G                        Page 3 of 7 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS. Hewlett-Packard Financial Services Company I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   76-0523923

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          35,217,048
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            35,217,048
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,217,048 shares of Common Stock, par value $.01 per share

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________

CUSIP No.63935M109                     13G                     Page 4 of 7 Pages


Item 1(a).  Name of Issuer:

            NaviSite, Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            400 Minuteman Road, Andover, MA 01810

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Hewlett-Packard Company

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            3000 Hanover Street, Palo Alto, California 94304

            ____________________________________________________________________

Item 2(c).  Citizenship:

            State of Delaware

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Hewlett-Packard Financial Services Company

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            420 Mountain Avenue, Murray Hill, New Jersey 07974

            ____________________________________________________________________

Item 2(c).  Citizenship:

            State of Delaware

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            63935M109

            ____________________________________________________________________

CUSIP No.63935M109                   13G                       Page 5 of 7 Pages


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

     (a)  Amount beneficially owned:  35,217,048

          ______________________________________________________________________

     (b)  Percent of class:  19.6%

          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: -0-__________________,


          (ii)  Shared power to vote or to direct the vote:  35,217,048________,


          (iii) Sole power to dispose or to direct the disposition of:  -0-____,


          (iv)  Shared power to dispose or to direct the disposition of:
                35,217,048______________________________________________________


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following
         [ ].

         Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

         _______________________________________________________________________

CUSIP No.63935M109                   13G                       Page 6 of 7 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not Applicable

          ______________________________________________________________________

CUSIP No.63935M109                   13G                       Page 7 of 7 Pages


Item 10.  Certifications.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."





                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        HEWLETT-PACKARD COMPANY



Date:  December 20, 2002               By: /s/ CHARLES N. CHARNAS
                                       ----------------------------------------
                                       Name:  Charles N. Charnas
                                       Title:  Vice President, Deputy General
                                               Counsel and Assistant Secretary



                                        HEWLETT-PACKARD COMPANY FINANCIAL
                                        SERVICES COMPANY



Date:  December 20, 2002               By: /s/ CHARLES N. CHARNAS
                                       ----------------------------------------
                                       Name:  Charles N. Charnas
                                       Title:  Assistant Secretary



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative (other than an executive officer or general part of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature